Exhibit 99.2

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President & CFO
	PacWest Bancorp	PacWest Bancorp
	10250 Constellation Boulevard	10250 Constellation Boulevard
	Suite 1640	Suite 1640
	Los Angeles, CA 90067	Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	AUGUST 23, 2010

FORMER LOS PADRES BANK BRANCHES OPEN FOR BUSINESS AS PACIFIC WESTERN BANK

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced its wholly-owned subsidiary Pacific Western Bank has opened the 14 former Los Padres Bank branches as Pacific Western Bank branches.

On August 20, 2010, Pacific Western Bank (“Pacific Western”), the wholly-owned banking subsidiary of PacWest Bancorp, purchased certain assets and assumed substantially all the liabilities of Los Padres Bank (“Los Padres”) from the Federal Deposit Insurance Corporation (“FDIC”), as Receiver of Los Padres.  Our bid was composed of three elements: a deposit premium of 0.45% of total deposits, which we estimated to be approximately $3 million; a zero premium or discount on the assets; and 80% loss share on all loan types.  The loss sharing agreement will cover future losses incurred on loans and foreclosed loan collateral. Under the terms of the loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

Based upon a preliminary closing with the FDIC as of the August 20, 2010 acquisition date, the balance sheet of Los Padres follows.  All of the amounts shown are subject to adjustment based on final settlement with the FDIC, which is not expected for several months.

August 20, 2010 Balances
(Dollars in thousands)
Cash and interest-bearing deposits	$26,480
Cash received from the FDIC	144,000
Government and agency securities	33,241
Federal Home Loan Bank stock	10,647
Loans
Commercial real estate	215,899
Construction & land	86,418
Multi family residential	56,552
Single family residential	107,440
Commercial & industrial	42,920
Consumer & other	42,177
Total loans	551,406
Other real estate owned	48,295
Other assets	8,836
Total assets	$822,905

Deposits:
Demand, interest-bearing demand,money market and savings	$155,771
Time	595,643
Total deposits	751,414
FHLB advances	70,001
Other liabilities	1,490
Total liabilities	$822,905

The amounts in the balance sheet above represent Los Padres Bank’s book value, not fair value as is required under generally accepted accounting principles.  We have engaged independent consultants to assist us in estimating the fair values of the assets acquired and liabilities assumed and expect that such fair value estimates will be completed by September 30, 2010 and then reflected in the Company’s consolidated balance sheet to be included in its quarterly report on Form 10-Q for the quarter ended September 30, 2010.  Such fair values, once determined, will be subject to adjustment for up to one year after the acquisition closing date based on information that becomes available regarding the closing date fair values.  Based on our internal estimates, which were used in making our bid, we expect that (a) there will be no gain on the acquisition and (b) intangible assets, represented by core deposit intangibles and goodwill, will exist.

On a pro forma basis for the transaction using the preliminary settlement amounts, Pacific Western would have had approximately $6.0 billion in assets and $5.0 billion in deposits at June 30, 2010, through 79 branches across California and 3 branches in Arizona, including the former Los Padres branches.

Former customers of Los Padres Bank and Pacific Western Bank customers should continue to use their existing branches until Pacific Western can fully integrate the systems of Los Padres with the Pacific Western network.  After this transition period, former Los Padres customers will gain access to Pacific Western’s 68 existing locations throughout Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura Counties.

Matt Wagner, CEO of the Company, stated, “Once again we have completed an FDIC-assisted acquisition which we expect will enhance profitability and shareholder value.  The addition of the Los Padres offices extends our franchise up into the Central Coast of California allowing for further market expansion.  The Arizona offices, which represent a new market for us, are valued additions and we are committed to providing our high quality banking services in all the locations we acquired.  As part of the transaction, we also acquired Los Padres Bank’s wealth management operation, which has approximately $106 million of assets under management.”

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $5.2 billion in assets as of June 30, 2010, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 68 full-service community banking branches, and 14 branches of the former Los Padres Bank, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura Counties.  Pacific Western Bank branches that are former Los Padres Bank California branches are also located in Santa Barbara and San Louis Obispo Counties.  Former Los Padres Bank Arizona branches are located in Maricopa County.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: planned investments, acquisitions and related cost savings cannot be realized or realized within the expected time frame; lower than expected revenues; credit quality deterioration which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete announced investments, acquisitions, to successfully integrate acquired entities or deposits, or to achieve expected synergies and operating efficiencies within expected time-frames or at all; the integration of acquired businesses costs more, takes longer or is less successful than expected; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021